Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated January 21, 2016 and February 18, 2016, relating to the financial statements and financial highlights which appear in the November 30, 2015 and December 31, 2015 Annual Report to Shareholders of Virtus Total Return Fund and The Zweig Fund, Inc., respectively, which are also incorporated by reference into the Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 1, 2017